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                                                                  EXHIBIT (8)(h)

                          FUND PARTICIPATION AGREEMENT

      THIS FUND PARTICIPATION AGREEMENT (the "Agreement") is made as of April 1, 2011 by and among First SunAmerica Life Insurance Company ("First SunAmerica") SunAmerica Capital Services, Inc., formerly AIG SunAmerica Capital Services, Inc., ("SACS"), Columbia Management Investment Advisers, LLC (successor to Columbia Management Advisors, LLC) ("Columbia") and RiverSource Variable Series Trust, a Massachusetts business trust ("RSVST").

                         W I T N E S S E T H  T H A T:

      WHEREAS, First SunAmerica, SACS, Columbia and Columbia Funds Variable Insurance Trust ("CFVIT") are parties to that certain Participation Agreement, dated May 1, 2006 as amended (the "Legacy Participation Agreement") relating to shares of the portfolios listed on Exhibit A attached hereto (each, an "Acquired Fund");

      WHEREAS, the shareholders of each Acquired Fund have voted to approve a proposal to merge the Acquired Fund with and into a portfolio of RSVST (each, an "Acquiring Fund") as listed on Exhibit A (each, a "Reorganization");

      WHEREAS, First SunAmerica, SACS, Columbia and RSVST desire to enter into a participation agreement on terms identical to those in the Legacy Participation Agreement, other than the substitution of RSVST for CFVIT, solely with respect to the Acquiring Fund;

      NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. The parties agree to enter into a new participation agreement solely with respect to the Acquiring Fund on terms identical to those in the Legacy Participation Agreement, a copy of which is attached hereto as Exhibit B, other than the substitution of RSVST for CFVIT.

2. This Agreement shall be effective with respect to each Acquiring Fund as of the date the Reorganization occurs.

3. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Subsequent to the date of this Agreement RSVIT will be renamed Columbia Variable Insurance Trust II.

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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

FIRST SUNAMERICA LIFE
INSURANCE COMPANY

By:    /s/ Jana W. Greer
       ---------------------------------
Name:  Jana W. Greer
Title: Executive Vice President

SUNAMERICA CAPITAL SERVICES, INC.

By:    /s/ Stephen A. Maginn
       ---------------------------------
Name:  Stephen A. Maginn
Title: Senior Vice President and Chief
Distribution Officer

COLUMBIA MANAGEMENT
INVESTMENT ADVISERS, LLC

By:    /s/ Beth Brown
       ---------------------------------
Name:  Beth Brown
Title: Senior Vice President

RIVERSOURCE VARIABLE SERIES TRUST

By:    /s/ J. Kevin Connaughton
       ---------------------------------
Name:  J. Kevin Connaughton
Title: President

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                                    EXHIBIT A

                                                                 ANTICIPATED
    ACQUIRED FUND               ACQUIRING FUND                   MERGER DATE

Columbia Large Cap Value   RiverSource Variable Portfolio -      April 29, 2011
Fund, Variable Series, a   Diversified Equity Income Fund,
series of Columbia Funds   a series of RiverSource Variable
Variable Insurance Trust   Series Trust*

* This fund will be renamed "Columbia Variable Portfolio-Diversified Equity Income Fund" after the acquisition occurs.

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                                    EXHIBIT B

                         Legacy Participation Agreement

Fund Participation Agreement among Columbia Management Advisors, LLC, Columbia Fund Variable Insurance Trust, First SunAmerica Life Insurance Company, and AIG SunAmerica Capital Services, Inc. (n/k/a SunAmerica Capital Services, Inc.) dated May 1, 2006, as amended.

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